Exhibit 99.1

Notable Reports Predictive Precision Medicine Platform (PPMP)

Accurately Predicted Fosciclopirox Trial Outcome

- PPMP Accurately Predicted Patient Outcomes in Fosciclopirox Phase 2a Leukemia Trial -

- Predictive Results Further Advance PPMP and Corroborate Outcomes from 4 PPMP Validation Trials -

- Furthers Opportunity to Accelerate PPMP Use in Front-End Drug Development -

FOSTER CITY, California, and KANSAS CITY, Missouri, December 18, 2023 – Notable Labs, Ltd. (“Notable”) (Nasdaq: NTBL), a clinical-stage therapeutic platform company developing predictive precision medicines for cancer patients, and CicloMed, LLC (“CicloMed”), a developmental-stage pharmaceutical company focusing on unmet medical needs in oncology, today announced initial safety and efficacy data of fosciclopirox and the performance of PPMP, Notable’s Predictive Precision Medicines Platform, from the Phase 2a trial in adult patients with relapsed/refractory acute myeloid leukemia, R/R AML (NCT04956042). Fosciclopirox is sponsored by CicloMed and co-developed by both companies. In the Phase 2a trial, PPMP-predicted patient responses were confirmed by the actual responses to treatment.

“The successful outcome prediction means that Notable’s PPMP platform accomplished its goal in this trial,” stated Thomas Bock, M.D., Chief Executive Officer of Notable. “These data further corroborate and extend our four independent PPMP validation trials in collaboration with leading medical centers*.”

Fosciclopirox, a patented, parentally administered prodrug of a commercially available topical antifungal agent, ciclopirox, is being developed for the treatment of bladder cancer and AML.

This Phase 2a study was designed to characterize the safety and efficacy of fosciclopirox in R/R AML and, in parallel, to test PPMP’s ability to predict patient responses to treatment. Patients were not selected for enrollment based on PPMP results and, to avoid potential bias, PPMP analysis was blinded to the actual patient outcomes during the trial. Clinical efficacy in this heavily pretreated group of patients was defined by standard criteria in AML medical research and practice.

Eighteen heavily pre-treated patients were enrolled in the trial with nine patients evaluable for response assessment per-protocol. Fosciclopirox, administered at the Recommended Phase 2 Dose, was well-tolerated. However, none of the nine evaluable patients achieved a complete response. Stable disease, over four months, was observed in two evaluable patients.

Importantly, PPMP predicted that all patients enrolled into this trial would be non-responsive to fosciclopirox. The accuracy of this prediction was confirmed by the actual patient responses to treatment. These PPMP results indicate that the enrolled patient population was biased towards non-responsiveness to fosciclopirox and suggest that the negative clinical outcome of this Phase 2a trial may have been avoided if PPMP had initially been used to selectively enroll only predicted responders. Further analyses are ongoing.

“Obviously, we would have preferred observing therapeutic responses in this Phase 2a trial in heavily pretreated AML patients” shared Tammy Ham, Chief Executive Officer of CicloMed. “But based on the PPMP results, we will assess the merits of conducting a prospective trial in which we use PPMP to identify and selectively enroll patients predicted to respond to fosciclopirox treatment.”

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“Once our PPMP team merged the blinded PPMP and clinical data, we observed that the patients’ PPMP-predicted non-responsiveness to fosciclopirox was accurate and confirmed by the actual patient responses,” said Joseph Wagner, PhD, Chief Scientific Officer of Notable. “This additional validation gives us further confidence that PPMP will play a significant role in drug development and suggests PPMP should be advanced to the front-end of clinical development programs to maximize success and avoid from the start, the risk and cost of enrolling treatment non-responsive patients.”

About Notable Labs, Ltd.

Notable Labs, Ltd. is a clinical-stage platform therapeutics company developing predictive precision medicines for patients with cancer. Through its proprietary Predictive Precision Medicines Platform (PPMP), Notable bio-simulates a cancer treatment and aims to predict whether or not a patient is likely to respond to that specific therapeutic. Notable’s PPMP is designed to identify and select clinically responsive patients prior to their treatment and thus fast-track clinical development in this patient population. By continually advancing and expanding the reach of the PPMP across diseases and predicted medical outcomes, Notable aims to be the leader in precision medicine and revolutionize the way in which patients seek and receive treatments that work best for them – patient by patient and cancer by cancer. Notable believes it has created a targeted and de-risked in-licensing strategy to deliver a product’s medical impact and commercial value faster, higher, and with a greater likelihood of success than traditional drug development. By transforming historical standards of care, Notable aims to create dramatic positive impact for patients and the healthcare community. Notable is headquartered in Foster City, California. Learn more at www.notablelabs.com and follow us @notablelabs.

* Blood Adv, 2020 Jun 23;4(12):2768-2778; ASH Poster (2021) https://notablelabs.com/images/notable/Publications/ASH-MDA-Notable.pdf); Cancers (Basel), 2022 Dec 18;14(24):6240; AACR 2023 - Cancer Res 2023;83(7_Suppl): Abstract #434

About CicloMed, LLC

CicloMed LLC is a developmental-stage pharmaceutical company focusing on unmet medical needs in oncology, and fosciclopirox (formerly Ciclopirox Prodrug, CPX-POM) is its lead drug development candidate. CicloMed is a subsidiary of BioNovus Innovations LLC, a Kansas City-based firm committed to investing in individuals and organizations who are transforming healthcare and bringing novel solutions to reality. Portfolio companies have developed new enabling technologies, pharmaceuticals and delivery models that are transformative. For more information, visit www.ciclomed.com

For further information, contact:

CicloMed/BioNovus partnering: Tammy Ham 816.949.8721

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Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, express or implied statements regarding Notable’s future operations and goals; the potential benefits of any therapeutic candidates or platform technologies of Notable; the timing of any clinical milestones of Notable’s therapeutic candidates; the cash runway of the combined company; and other statements that are not historical fact. All statements other than statements of historical fact contained in this communication are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and were based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Notable’s control. Notable’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to (i) uncertainties associated with Notable’s platform technologies, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; (ii) risks related to the inability of Notable to obtain sufficient additional capital to continue to advance these product candidates and any preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) risks associated with Notable’s future financial and operating results, including its ability to become profitable; (vi) Notable’s ability to retain key personnel; (vii) Notable’s ability to manage the requirements of being a public company; (viii) uncertainties relating to the Israel-Hamas war; (ix) Notable’s ability to obtain orphan drug designation, and the associated benefits, for any of its drug candidates; (x) Notable’s inability to obtain regulatory approval for any of its drug candidates; and (xi) changes in, or additions, to international, federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pharmaceutical regulations, and other regulations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the U.S. Securities and Exchange Commission (“SEC”), including the factors described in the section titled “Risk Factors” in the Registration Statement of Vascular Biogenics Ltd. on Form S-4, as filed with the SEC on September 1, 2023, the Quarterly Report on Form 10-Q of Notable Labs, Ltd. as filed with the SEC on November 14, 2023, and in other subsequent filings with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Notable expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

CONTACTS:

Investor Relations: Daniel Ferry, LifeSci Advisors

+1 (617) 430-7576, daniel@lifesciadvisors.com

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